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                      SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, DC

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940



          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:      United Investors Universal Life Variable Account

B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                2001 Third Avenue South
                Birmingham, Alabama 35233

C.   Telephone Number (including area code):

                (205) 325-4300

D.   Name and address of agent for service of process:

                James L. Sedgwick, Esq.
                United Investors Life Insurance Company
                2001 Third Avenue South
                Birmingham, Alabama 35233

     Copy to:

                Frederick R. Bellamy, Esq.
                Sutherland, Asbill & Brennan, L.L.P.
                1275 Pennsylvania Avenue, N.W.
                Washington, D.C. 20004-2404

E.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                Yes [X]      No [ ]


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           Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Birmingham, and State of Alabama this 25th day of April, 1997.


(SEAL)            Signature:    United Investors Universal Life Variable Account
                                ------------------------------------------------
                                         (Name of Registrant)

                         By:    United Investors Life Insurance Company
                                ---------------------------------------
                                         (Name of Depositor)


Attest: /s/Ross W. Stagner      By:/s/James L. Sedgwick
       --------------------        --------------------
         Vice President                James L. Sedgwick
                                       President
                                       United Investors Life Insurance Company